Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Receives Preliminary Approval

for $25 Million Investment under U.S. Treasury’s TARP Program

Business Editors - New York - (Business Wire - December 12, 2008)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) announced today that it has received preliminary approval for a $25 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program.

The TARP Capital Purchase Program is a voluntary program designed to provide capital for healthy banks and improve the flow of funds from banks to their customers. The terms of participation are standardized across the industry. Under the program, the Company will issue perpetual preferred stock to the U.S. Treasury Department that qualifies as Tier 1 Capital. The stock will carry a 5% dividend payable for each of the first five years of the investment, and 9% thereafter, unless the Company redeems the preferred shares earlier. In addition, as part of the requirements of the program, the Company will issue to the U.S. Treasury Department a warrant to purchase up to $3.75 million of the Company’s Class A Common Stock at any anytime for a period of up to ten years at an exercise price per share to be determined when the transaction closes. The exercise price will be based on a 20 day trailing average of the Company’s Class A Common Stock.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans and deposits; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808